                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Circus Circus Enterprises, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                                               PRELIMINARY COPY
                        CIRCUS CIRCUS ENTERPRISES, INC.
                        3950 Las Vegas Boulevard South
                            Las Vegas, Nevada 89119

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 17, 1999

                               ----------------

To the Stockholders of
 Circus Circus Enterprises, Inc.

  Notice is hereby given that the Annual Meeting of Stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, will be held at 10:00 A.M., PDT, on Thursday, June 17, 1999, in the Islander Ballroom at Mandalay Bay Resort & Casino, 3950 Las Vegas Boulevard South, Las Vegas, Nevada for the following purposes:


    1. To elect two Class II directors, each to serve until the Annual Meeting of Stockholders in 2002 and until his or her successor is elected and qualified;

    2. To amend the Company's Restated Articles of Incorporation to change
  the name of the Company to [         ];

    3. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company to examine and report on its financial statements for the fiscal year ending January 31, 2000;

    4. To vote on three stockholder proposals opposed by the Board of Directors; and

    5. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

  Only stockholders of record at the close of business on April 19, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

  Whether or not you plan to be present at the meeting, you are requested to complete, sign and return the enclosed proxy so that your shares will be represented. The giving of such proxy will not affect your right to vote in person should you later decide to attend the meeting. Please return your proxy promptly in the enclosed envelope which requires no postage if mailed within the United States. Your attention is directed to an Admission Ticket for the meeting which is included in the accompanying proxy statement.

                                       By Order of the Board of Directors,

                                       /s/ Michael S. Ensign
                                       Michael S. Ensign
                                       Chairman of the Board

Las Vegas, Nevada

April 30, 1999

                                                               PRELIMINARY COPY
                        CIRCUS CIRCUS ENTERPRISES, INC.
                        3950 Las Vegas Boulevard South
                            Las Vegas, Nevada 89119

                               ----------------
                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 17, 1999

  This Proxy Statement is furnished to stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held in the Islander Ballroom at Mandalay Bay Resort & Casino, 3950 Las Vegas Boulevard South, Las Vegas, Nevada, at 10:00 A.M., PDT, on Thursday, June 17, 1999, and at any and all adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

  This Proxy Statement and the accompanying form of proxy were first mailed to stockholders of the Company entitled to notice of, and to vote at, the meeting on or about May 4, 1999.

Quorum and Voting

  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will be treated as not voted for purposes of determining the decision of stockholders with respect to such matter. Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted for the two nominees named therein absent instructions therein to the contrary. Approval of the proposed amendment to the Company's Restated Articles of Incorporation described in this Proxy Statement (identified as Proposal 2 in the accompanying form of proxy) requires the affirmative vote of the holders of not less than 45,129,045 shares, representing a majority of the shares of Common Stock issued and outstanding on April 19, 1999, the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting (thus, abstentions and broker non-votes will have the effect of a vote against approval of the amendment). Ratification of the appointment of Arthur Andersen LLP to examine and report on the Company's financial statements for the fiscal year ending January 31, 2000 (identified as Proposal 3 in the accompanying form of proxy) and approval of each of the stockholder proposals described in this Proxy Statement (identified as Proposals 4, 5 and 6 in the accompanying form of proxy) each requires the affirmative vote of a majority of the votes cast with respect to such proposal (without giving effect to abstentions and broker non-votes), assuming that a quorum (determined in the manner described above) is present or represented at the meeting. Under the rules of the New York Stock Exchange (the "NYSE"), brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (including each of the stockholder proposals) and in such case, in the absence of specific instructions from the beneficial owners of shares, will not be empowered to vote the shares on such matters. Under the rules of the NYSE, the election of directors, approval of the proposed amendment to the Company's Restated Articles of Incorporation and ratification of the appointment of the independent accountants are considered by the NYSE to be "routine" items upon which brokerage firms and nominees may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting.

  Proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, SUCH PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY, IN FAVOR OF PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6. No matter is expected to be considered at the meeting other than the proposals referred to in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. The presence at the meeting of a stockholder who has given a proxy will not revoke such proxy. However, a proxy may be revoked at any time before it is voted by written notice to the Company, addressed to Yvette E. Landau, Secretary, at the principal offices of the Company or by giving written notice to the Company at the meeting; however, the revocation of a proxy shall not be effective until written notice of such revocation has been received by the Company and such revocation shall not affect a vote on any matter cast prior to such receipt.

Record Date and Shares Outstanding

  The close of business on April 19, 1999 (the "Record Date") has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting. The stock transfer books will not be closed. At the close of business on the Record Date, there were issued and outstanding 90,258,088 shares of the Company's Common Stock. At the meeting, each stockholder entitled to vote at the meeting will be entitled to cast one vote in person or by proxy for each share of Common Stock held by such stockholder.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

  The following table sets forth information regarding each person known to the Company to beneficially own more than five percent of its Common Stock.

                                                                     Approximate
                                                 Number of Shares    Percentage
               Name and Address                Beneficially Owned(1) of Class(1)
               ----------------                --------------------- -----------
Michael S. Ensign.............................       6,489,700(2)        7.19%
3950 Las Vegas Blvd. South
Las Vegas, Nevada 89119
William A. Richardson.........................       6,447,807(3)        7.14%
3950 Las Vegas Blvd. South
Las Vegas, Nevada 89119
Legg Mason, Inc...............................       9,245,979(4)       10.24%
100 Light Street
Baltimore, Maryland 21202
Trimark Financial Corporation.................       9,238,700(5)       10.24%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5

--------
(1) This information is as of the Record Date, except as otherwise indicated.
(2) All of these shares are owned by Mr. Ensign who has sole voting and investment power with respect thereto.

(3) All of these shares are owned by Mr. Richardson who has sole voting and investment power with respect thereto.
(4) Reflects the number of shares beneficially owned by Legg Mason, Inc. as set forth in its Schedule 13-G dated February 12, 1999, including 7,274,716 shares as to which sole voting and dispositive power was reported.
(5) Reflects the number of shares beneficially owned by Trimark Financial Corporation as set forth in its Schedule 13-G dated February 1, 1999, as to all of which shares sole voting and dispositive power was reported.

Management

  The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for election as a director at the meeting, each executive officer named in the Summary Compensation Table appearing on page 9 and all directors and executive officers of the Company as a group.

                                                                     Approximate
                                                 Number of Shares    Percentage
   Name                                        Beneficially Owned(1) of Class(1)
   ----                                        --------------------- -----------
Michael S. Ensign.............................       6,489,700(2)        7.19%
William A. Richardson.........................       6,447,807(3)        7.14%
Glenn W. Schaeffer............................         834,962(4)         (5)
Yvette E. Landau..............................          23,026(6)         (5)
Les Martin....................................          44,249(7)         (5)
Antonio C. Alamo..............................         392,749(8)         (5)
Gregg H. Solomon..............................         155,460(9)         (5)
William E. Bannen, M.D. ......................          37,500(10)        (5)
Arthur H. Bilger..............................          13,000(11)        (5)
Rose McKinney-James...........................               0             -
Michael D. McKee..............................          16,100(12)        (5)
Donna B. More.................................           4,000(13)        (5)
All directors and executive
 officers as a group
 (12 persons).................................      14,458,553(14)      15.89%

--------
 (1)This information is as of the Record Date.
 (2) All of these shares are owned by Mr. Ensign who has sole voting and investment power with respect thereto.
 (3) All of these shares are owned by Mr. Richardson who has sole voting and investment power with respect thereto.
 (4) Includes 408,295 shares owned by Mr. Schaeffer who has sole voting and investment power with respect thereto. Also includes 426,667 shares which Mr. Schaeffer is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.
 (5) Less than 1%.
 (6) Includes 26 shares held in a retirement account, as to which Ms. Landau has sole voting power. Also includes 23,000 shares which Ms. Landau is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

 (7) Includes 5,361 shares owned by Mr. Martin who has sole voting and investment power with respect thereto. Also includes 38,888 shares which Mr. Martin is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.
 (8) Includes 269,415 shares owned by Mr. Alamo who has sole voting and investment power with respect thereto. Also includes 123,334 shares which Mr. Alamo is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.
 (9) Includes 38,794 shares owned by Mr. Solomon who has sole voting and investment power with respect thereto. Also includes 116,666 shares which Mr. Solomon is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

(10) Includes 33,500 shares owned by Dr. Bannen who has sole voting and investment power with respect thereto. Also includes 4,000 shares which Dr. Bannen is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(11) Includes 1,000 shares owned by Mr. Bilger who has sole voting and investment power with respect thereto. Also includes 12,000 shares which Mr. Bilger is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the Record Date.

(12) Includes 4,100 shares owned by Mr. McKee who shares with his wife the voting and investment power with respect thereto. Also includes 12,000 shares which Mr. McKee is entitled to purchase pursuant to stock options acquired as formula awards which are immediately exercisable or will become exercisable within 60 days of the Record Date.

(13) Represents shares which Ms. More is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(14) Includes information for the individuals serving as directors and executive officers of the Company as of the Record Date. The number of shares beneficially owned by such group on such date includes 760,555 shares which may be acquired pursuant to options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

                               ----------------

                             ELECTION OF DIRECTORS

  In accordance with the Company's Bylaws, as amended, the Board of Directors of the Company is divided into three (3) classes, with the total number of directors established from time to time by resolution of the Board of Directors at not less than six (6) nor more than eleven (11) and the respective numbers of directors in the classes being established from time to time by resolution of the Board such that at least one-fourth of the directors are elected annually. The current number of directors is eight (8), including three (3) Class I directors, two (2) Class II directors and three (3) Class III directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the Class II directors expires at the Company's 1999 Annual Meeting of Stockholders. The Board of Directors has fixed at two (2) the number of Class II directors for the term commencing with the election of directors at the meeting. Accordingly, at the meeting two (2) Class II directors are to be elected, with each member to serve a three (3) year term until the 2002 Annual Meeting of Stockholders and until his or her successor is elected and shall have qualified. The two nominees named below are management's nominees for election as Class II directors and, except as indicated in the next paragraph, the proxies solicited by management will be voted for such nominees in the absence of instructions to the contrary.

  Management has no reason to believe that either of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of management, each of its nominees intends to serve the entire term for which election is sought. However, should either nominee of management become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for the election in his stead of such other person as management may recommend.

Nominees and Directors

  Information with respect to each nominee and each of the Company's directors who will continue to serve in that capacity following the meeting is set forth in the following table:

                                                                       Director
                          Nominee or Director                           Since
                          -------------------                          --------
Class I--Directors elected to serve until the 2001 Annual Meeting of
Stockholders:


   Arthur H. Bilger                                                      1997
    Mr. Bilger, 46, a private investor, was President and Chief Oper-
    ating Officer of New World Communications Group Incorporated, a
    television broadcasting and production company, for a period of two years until January 1997. From 1990 until he joined New
    World, Mr. Bilger was a principal of Apollo Advisors, L.P. and
    Lion Advisors, L.P., entities engaged in the investment of capi-
    tal in acquisitions and corporate restructurings. Mr. Bilger, who previously served on the Company's Board of Directors from 1983 until 1989 and has held his current position on the Board since
    February 28, 1997, is also a member of the Board's Executive and
    Directors' Nominating Committees.

                                                                       Director
                          Nominee or Director                           Since
                          -------------------                          --------
   William E. Bannen, M.D.                                               1998
    Dr. Bannen, 49, has held the position of Vice President/Chief
    Medical Officer with Blue Cross Blue Shield of Nevada/HMO Nevada in Las Vegas, Nevada ("Blue Cross Nevada") since January 1998. He also has held the positions of Director--Network Administration and Health Management and Medical Director with Blue Cross Nevada since 1993 and 1991, respectively. His current positions with
    Blue Cross Nevada include responsibility for medical management and network contracting in the State of Nevada. Dr. Bannen, who has been a member of the Company's Board of Directors since June
    18, 1998, is also a member of the Board's Compensation and Com-
    pliance Review Committees.
   Rose McKinney-James                                                   1999
    Ms. McKinney-James, 47, has been the President and Chief Execu-
    tive Officer of the Corporation for Solar Technology and Renew-
    able Resources, a not-for-profit corporation engaged in the de-
    velopment of solar technology, since January 1996. From October
    1993 until December 1995, Ms. McKinney-James served as the Direc-
    tor of the Nevada Department of Business and Industry, which has administravtive oversight of 29 state regulatory agencies, boards and commissions. From January 1989 until October 1993, she served as a member of the Nevada Public Service Commission. Ms. McKin-
    ney-James is on the board of directors of a number of community and civic organizations including Ronald McDonald House and
    United Way. Ms. McKinney-James, who has been a member of the
    Company's Board of Directors since March 30, 1999, is also a mem-
    ber of the Board's Audit Committee.

Class II--Nominees for election to serve until the 2002 Annual Meeting of
Stockholders:

   William A. Richardson                                                 1995
    Mr. Richardson, 52, has been Vice Chairman of the Board since
    June 18, 1998 and has been a member of the Board of Directors of the Company since June 1, 1995. From June 1, 1995 until June 18,
    1998 he served as Executive Vice President of the Company. For a period of more than five years prior to joining the Company in
    1995, Mr. Richardson was involved in an executive capacity in the management and operations of the Gold Strike Entities which were acquired by the Company on June 1, 1995. Mr. Richardson is a mem-
    ber of the Board's Directors' Nominating Committee.
   Donna B. More                                                         1998
    Ms. More, 41, has been a partner in the Chicago, Illinois law firm of Freeborn & Peters since July 1994. Prior to assuming her current position, Ms. More was Chief Legal Counsel for the Illi-
    nois Gaming Board where she participated in the development and administration of the regulatory process for riverboat casinos in
    Illinois from November 1990 to July 1994. From May 1989 to Novem-
    ber 1990 she was an Assistant United States Attorney, Criminal
    Division of the United States Attorney's Office for the Northern
    District of Illinois. Since 1991, Ms. More has also been an ad-
    junct faculty member at Chicago-Kent College of Law where she conducts a gaming law seminar. Ms. More, who has been a member of the Company's Board of Directors since April 24, 1998, is a mem-
    ber of the Board's Audit and the Compliance Review Committees.

                                                                       Director
                          Nominee or Director                           Since
                          -------------------                          --------

Class III--Directors elected to serve until the 2000 Annual Meeting of
Stockholders:

   Michael S. Ensign                                                     1995
    Mr. Ensign, 61, has been Chairman of the Board and Chief Execu-
    tive Officer of the Company since January 16, 1998 and Chief Op-
    erating Officer of the Company since June 1, 1995. From June 1,
    1995 until January 16, 1998, Mr. Ensign also served as Vice
    Chairman of the Board. For a period of more than five years prior to joining the Company in 1995 upon its acquisition of the Gold
    Strike Entities, Mr. Ensign was involved in an executive capacity in the management and operations of the Gold Strike Entities.
    Previously, Mr. Ensign was employed by the Company for a period of 10 years and held the position of Chief Operating Officer at the time of his departure from the Company in 1984 to devote his full time to the Gold Strike Entities. Mr. Ensign is a member of the Board's Executive Committee.
   Glenn W. Schaeffer                                                    1996
    Mr. Schaeffer, 45, has been President, Chief Financial Officer and Treasurer of the Company since June 1, 1995 and a member of the Board of Directors since March 4, 1996. From 1993 until the
    Company's acquisition of the Gold Strike Entities on June 1,
    1995, Mr. Schaeffer was involved in an executive capacity in the management and operations of the Gold Strike Entities. Prior thereto, Mr. Schaeffer was President of the Company from June
    1991 until February 1993 and Chief Financial Officer and a direc-
    tor of the Company from 1984 until February 1993. Mr. Schaeffer is a member of the Board's Compliance Review Committee. He is also a director of Weider Nutrition International, Inc. and Del
    Webb Corporation.
   Michael D. McKee                                                      1996
    Mr. McKee, 53, has been Executive Vice President of The Irvine
    Company, a real estate development and investment company, since
    April 1994 and Chief Financial Officer of such company since De-
    cember 1996. Prior to joining The Irvine Company, Mr. McKee was the Managing Partner of the Orange County, California office of the law firm of Latham & Watkins, of which he was a partner from
    1987 until April 1994. Mr. McKee, who has been a member of the
    Company's Board of Directors since November 30, 1996, is also a member of the Board's Audit and the Compensation Committees. Mr.
    McKee is also a director of Health Care Property Investors, Inc.,
    Irvine Apartment Communities, Inc. and Realty Income Corporation.

Executive Officers Other Than Nominees and Directors

  Yvette E. Landau, 42, is General Counsel, a Vice President and Secretary of the Company. She also serves as a member of the Executive Committee of the Circus and Eldorado Joint Venture, in which the Company is a 50% participant, and as a member of the Management Committee of Detroit Entertainment, L.L.C., in which the Company owns a 45% interest. Ms. Landau has held the position of General Counsel since June 1996. From January 1993 until she assumed the position of General Counsel, Ms. Landau served as Associate General Counsel of the Company. From 1984 until she joined the Company in 1993, Ms. Landau was engaged in the private practice of law in Phoenix, Arizona as a partner in the law firm of Snell & Wilmer.

  Les Martin, 42, is a Vice President and Chief Accounting Officer of the Company, positions he has held since June 1997. He is also Corporate Controller of the Company, a position he has held since November 1994.

He joined the Company in April 1984 and, until he assumed his present position, was employed as Manager of Financial Reports. Mr. Martin is a certified public accountant and, prior to joining the Company, was employed with a national public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period from February 1, 1998 through January 31, 1999 were made on a timely basis.

                            MANAGEMENT REMUNERATION

Summary of Cash and Certain Other Compensation

  The following table sets forth for each of the individuals named therein (collectively the "named executive officers") certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries for the fiscal years ended January 31, 1999, 1998 and 1997.

                           Summary Compensation Table

                                                                   Long Term Compensation
                                                              --------------------------------
                                    Annual Compensation              Awards          Payouts
                              ------------------------------- --------------------- ----------
          (a)            (b)     (c)      (d)        (e)         (f)        (g)        (h)         (i)
                                                              Restricted Securities
        Name and                                 Other Annual   Stock    Underlying             All Other
       Principal                                 Compensation  Award(s)   Options/     LTIP    Compensation
        Position         Year Salary($) Bonus($)    ($)(1)       ($)      SARs(#)   Payouts($)     ($)
       ---------         ---- --------- -------- ------------ ---------- ---------- ---------- ------------
Michael S. Ensign        1999  900,000  855,000        0           0            0        0           438(2)
 Chairman of the Board   1998  678,125        0        0           0            0        0           375
 and Chief Executive     1997  645,833  422,195        0           0            0        0           250
 Officer
Glenn W. Schaeffer       1999  800,000  760,000        0           0      533,333        0        26,162(3)
 President, Chief        1998  651,000        0        0           0            0        0        26,462
 Financial Officer and   1997  620,000  405,307        0           0            0        0        26,734
 Treasurer
William A. Richardson    1999  850,000  807,500        0           0            0        0           350(4)
 Vice Chairman of the    1998  678,125        0        0           0            0        0           375
 Board                   1997  645,833  422,195        0           0            0        0           250
Yvette E. Landau         1999  175,000  175,000        0           0       27,500        0           625(5)
 General Counsel, Vice   1998  133,333  133,424        0           0            0        0           500
 President and Secretary 1997  115,270  115,285        0           0       15,000        0           438
Les Martin               1999  137,000  137,000        0           0       50,000        0         6,349(6)
 Vice President and      1998  128,501  130,875        0           0       25,000        0         1,000
 Chief Accounting        1997  112,500  112,500        0           0            0        0         1,000
 Officer
Antonio C. Alamo(7)      1999  400,000  400,000        0           0      158,333        0        39,398(8)
 Former Senior Vice      1998  400,000  400,000        0           0            0        0        40,566
 President-Operations    1997  400,000  400,000        0           0       50,000        0        41,709
Gregg H. Solomon(9)      1999  400,000  400,000        0           0      151,667        0           438(10)
 Former Senior Vice      1998  400,000  400,000        0           0            0        0           375
 President-Operations    1997  400,000  400,000        0           0       50,000        0           313

--------
 (1) During each of the years ended January 31, 1999, 1998 and 1997, certain of the individuals named in column (a) received personal benefits not reflected for such years in the respective amounts set forth for such individual in columns (c), (d) and (e), the dollar value of which did not for any of such individuals for any of such years exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual in columns (c) and (d) for such year.

 (2) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Ensign's benefit.

 (3) Of this amount, $1,244 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $19,072 represents the present value (as more fully described in Note 11) of the nonterm portion of the premium paid with respect to such split-dollar policy, $5,408 represents disability insurance premiums and $438 represents a contribution by the Company to its 401(k) Plan for Mr. Schaeffer's benefit.

 (4) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Richardson's benefit.

 (5) This amount represents a contribution by the Company to its 401(k) Plan for Ms. Landau's benefit.

 (6) Of this amount, $165 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $3,097 represents the present value (as more fully described in Note 11) of the nonterm portion of the premium paid with respect to such split-dollar policy, $2,087 represents disability insurance premiums and $1,000 represents a contribution by the Company to its 401(k) Plan for Mr. Martin's benefit.

 (7) Mr. Alamo served as a Senior Vice President-Operations until June 18, 1998, and in a nonexecutive capacity for the balance of the fiscal year ended January 31, 1999.

 (8) Of this amount, $1,696 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $29,560 represents the present value (as more fully described in Note 11) of the nonterm portion of the premium paid with respect to such split-dollar policy, $7,792 represents disability insurance premiums and $350 represents a contribution by the Company to its 401(k) Plan for Mr. Alamo's benefit.

 (9) Mr. Solomon served as a Senior Vice President-Operations until June 18, 1998, and in a nonexecutive capacity for the balance of the fiscal year ended January 31, 1999.

(10) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Solomon's benefit.

(11) The present value of the premium paid by the Company on the nonterm portion of each of the split-dollar life insurance policies referred to in Notes 3, 6 and 8, above, represents a value equivalent to the interest-free use of such premium over the period from the date of payment of such premium to the earliest date the Company is expected to receive a refund of such premium, based on an interest rate of 8.2% per annum. For fiscal 1998 and fiscal 1997 the amount was reported in the same manner.

Options Granted in the Last Fiscal Year

  The following table provides information concerning the options to purchase the Company's Common Stock granted to the named executive officers during the fiscal year ended January 31, 1999. The Company has never granted any stock appreciation rights.

                     Option/SAR Grants in Last Fiscal Year

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                           Annual Rates
                                                                          of Stock Price
                                                                         Appreciation for
                          Individual Grants                               Option Term(1)
---------------------------------------------------------------------- ---------------------
          (a)                (b)          (c)        (d)       (e)        (f)        (g)
                          Number of    % of Total
                          Securities  Options/SARs Exercise
                          Underlying   Granted to  or Base
                         Options/SARs Employees in Price(2) Expiration
          Name           Granted (#)  Fiscal Year   ($/Sh)   Date(3)     5% ($)    10% ($)
          ----           ------------ ------------ -------- ---------- ---------- ----------
Michael S. Ensign.......        0          N/A        N/A         N/A         N/A        N/A

Glenn W. Schaeffer......  333,333(4)      10.5      11.25     3/19/05   1,342,302  3,067,329
                          200,000(5)       6.3      11.25     3/19/05     805,382  1,840,400
William A. Richardson...        0          N/A        N/A         N/A         N/A        N/A

Yvette E. Landau........   20,000(4)       0.6      11.25     4/14/04      67,041    149,485
                            7,500(5)       0.2      11.25     7/29/06      38,072     90,271
Les Martin..............   33,333(4)       1.1      11.25     4/14/04     111,734    249,140
                           16,667(4)       0.5      11.25     8/25/07      99,245    242,438
Antonio C. Alamo........   25,000(5)       0.8      11.25    12/17/06     134,673    322,737
                          133,333(4)       4.2      11.25     3/19/05     536,920  1,226,930
Gregg H. Solomon........   25,000(5)       0.8      11.25    12/17/06     134,673    322,737
                          126,667(4)       4.0      11.25     3/19/05     510,077  1,165,589

--------

(1) Illustrates the value that might be realized upon the exercise of an option immediately prior to the expiration of its term, assuming specified compounded rates of appreciation in the value of the Company's Common Stock over the term of the option. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options may be exercised with cash, other shares of the Company's Common Stock or a combination of cash and such shares at the discretion of the committee which administers the Company's stock option plans.

(3) Options are subject to termination prior to their stated expiration dates in certain instances relating to termination of employment.

(4) In accordance with the terms of this grant, the optionee surrendered to the Company previously granted options to purchase three shares for every two shares covered by this grant.

(5) In accordance with the terms of this grant, the optionee surrendered to the Company previously granted options to purchase two shares for each share covered by this grant.

Option Exercises During the Last Fiscal Year

  No options to purchase the Company's Common Stock were exercised by the named executive officers during the fiscal year ended January 31, 1999. The following table provides certain information concerning the number and value of options to purchase such Common Stock held by the named executive officers as of the end of such fiscal year. The Company does not have any outstanding stock appreciation rights.

   Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

          (a)                  (b)              (c)                   (d)                        (e)
                                                             Number of Securities
                                                            Underlying Unexercised      Value of Unexercised
                                                                Options/SARs at      In-the-Money Options/ SARs
                                                              Fiscal Year-End(#)      at Fiscal Year-End($)(1)
                         Shares Acquired                   ------------------------- -------------------------------
          Name           on Exercise(#)  Value Realized($) Exercisable Unexercisable Exercisable    Unexercisable
          ----           --------------- ----------------- ----------- ------------- ------------   ----------------
Michael S. Ensign.......         0              N/A              0              0               N/A                N/A
Glenn W. Schaeffer......         0              N/A              0        533,333                 0          1,266,666
William A. Richardson...         0              N/A              0              0               N/A                N/A
Yvette E. Landau........         0              N/A              0         27,500                 0             65,313
Les Martin..............         0              N/A              0         50,000                 0            118,750
Antonio C. Alamo........         0              N/A              0        158,333                 0            376,041
Gregg H. Solomon........         0              N/A              0        151,667                 0            360,209

--------
(1) Represents, with respect to each share, the closing price for the Common Stock on the New York Stock Exchange on January 31, 1999, less the exercise price payable for such share.

Options Repriced

  The following table provides information related to the repricing of certain options held by executive officers of the Company which occurred during the fiscal year ended January 31, 1999. The table also includes information concerning the repricing of certain options held by the individuals then serving as executive officers of the Company which occurred during the fiscal year ended January 31, 1995. Such repricings are the only instances during the last ten fiscal years in which the exercise price of any option granted by the Company to any of its exeuctive officers has been repriced. The Company has never granted, and thus has never repriced, any stock appreciation rights.

                    Ten Year Option/SAR Repricings(1)

          (a)             (b)        (c)           (d)          (e)        (f)        (g)
                                                                                   Length of
                                                                                    Original
                                  Number of    Market Price   Exercise            Option Term
                                  Securities   of Stock at    Price at             Remaining
                                  Underlying     Time of      Time of              at Date of
                                 Options/SARs  Repricing or Repricing or   New    Repricing or
                                 Repriced or    Amendment    Amendment   Exercise  Amendment
         Name             Date    Amended(#)       ($)          ($)      Price($)   (Years)
         ----           -------- ------------  ------------ ------------ -------- ------------
Michael S. Ensign......      N/A         0          N/A           N/A       N/A        N/A
 Chairman of the Board
  and Chief Executive
  Officer
Glenn W. Schaeffer..... 12/10/98   333,333(2)     11.25         25.25     11.25       6.27
 President, Chief       12/10/98   100,000(3)     11.25         30.30     11.25       6.27
  Financial Officer and 12/10/98   100,000(3)     11.25        32.825     11.25       6.27
  Treasurer
William A. Richardson..      N/A         0          N/A           N/A       N/A        N/A
 Vice Chairman of the
  Board
Yvette E. Landau....... 12/10/98    20,000(2)     11.25         21.25     11.25       5.35
 General Counsel, Vice  12/10/98     7,500(3)     11.25         31.00     11.25       7.63
  President and
  Secretary
Les Martin............. 12/10/98    33,333(2)     11.25         21.25     11.25       5.35
 Vice President and     12/10/98    16,667(2)     11.25        23.812     11.25       8.71
  Chief Accounting      11/19/94     7,500        21.25         26.67     21.25       2.52
  Officer               11/19/94    50,000        21.25        26.875     21.25       9.40
Antonio C. Alamo(4).... 12/10/98    25,000(3)     11.25        32.875     11.25       8.02
                        12/10/98   133,333(2)     11.25         25.25     11.25       6.27
Gregg H. Solomon(4).... 12/10/98    25,000(3)     11.25        32.875     11.25       8.02
                        12/10/98   126,667(2)     11.25         25.25     11.25       6.27
Clyde T. Turner(4)..... 11/19/94   600,000        21.25         32.00     21.25       8.36
                        11/19/94   450,000        21.25        26.875     21.25       9.40
Kurt D. Sullivan(4).... 11/19/94    45,000        21.25         26.67     21.25       2.52
                        11/19/94   120,000        21.25         37.33     21.25       8.11
                        11/19/94   150,000        21.25        26.875     21.25       9.40
Mike Sloan(4).......... 11/19/94    90,000        21.25         22.42     21.25       7.09
                        11/19/94   150,000        21.25         37.33     21.25       8.11
                        11/19/94    75,000        21.25        26.875     21.25       9.40
Daniel N. Copp(4)...... 11/19/94   125,000        21.25        26.875     21.25       9.40
Terry L. Caudill(4).... 11/19/94    30,000        21.25         26.67     21.25       2.52
                        11/19/94    45,000        21.25        26.875     21.25       9.40

--------

(1) The repriced options reflected in the table involved the optionee's exchange of previously granted options for new options with similar terms, with the following exceptions: (i) the exercise price, as more fully described in the table, (ii) the earliest exercise date of the new options is six months after the date of grant, and (iii) in the case of the options repriced during the fiscal year ended January 31, 1999, the number of shares, as more fully described in Notes 2 and 3.

(2) In accordance with the terms of this grant, the optionee surrendered to the Company previously granted options to purchase three shares for every two shares covered by this grant.

(3) In accordance with the terms of this grant, the optionee surrendered to the Company previously granted options to purchase two shares for each share covered by this grant.

(4) This individual is no longer an executive officer of the Company. Messrs. Alamo and Solomon were former officer's at the time their options were repriced, but they are included in the table because they are named executive officers for purposes of this proxy statement. At the time of the 1994 repricing of options, Mr. Turner was Chairman of the Board, Chief Executive Officer and President, Mr. Sullivan was Executive Vice President and Chief Operating Officer, Mr. Sloan was Vice President and General Counsel, Mr. Copp was Executive Vice President, Chief Financial Officer and Treasurer and Mr. Caudill was a former officer who was a named executive officer for the fiscal year in which the repricing occurred.

Pension Plan Table

  The following table sets forth information concerning the estimated annual benefits payable pursuant to the Company's Supplementary Executive Retirement Plan (the "SERP") at normal retirement (which is age 65), based on years of service credited under the SERP and the participant's final compensation as determined under the SERP. The SERP, which was approved by the Compensation Committee of the Board of Directors, became effective on June 18, 1998.

                              PENSION PLAN TABLE

 ----------------------------------------------------------------------------------
Remuneration                            Years of Service
           ------------------------------------------------------------------------
              Less than 4  4 or 5   6 or 7   8 or 9  10 or 11  12 or 13  14 or more
 ----------------------------------------------------------------------------------
 $  200,000       $ 0     $ 40,000 $ 50,000 $ 60,000 $ 80,000 $  100,000 $  120,000
 ----------------------------------------------------------------------------------
 $  450,000       $ 0     $ 90,000 $112,500 $135,000 $180,000 $  225,000 $  270,000
 ----------------------------------------------------------------------------------
 $  700,000       $ 0     $140,000 $175,000 $210,000 $280,000 $  350,000 $  420,000
 ----------------------------------------------------------------------------------
 $  950,000       $ 0     $190,000 $237,500 $285,000 $380,000 $  475,000 $  570,000
 ----------------------------------------------------------------------------------
 $1,200,000       $ 0     $240,000 $300,000 $360,000 $480,000 $  600,000 $  720,000
 ----------------------------------------------------------------------------------
 $1,450,000       $ 0     $290,000 $362,500 $435,000 $580,000 $  725,000 $  870,000
 ----------------------------------------------------------------------------------
 $1,700,000       $ 0     $340,000 $425,000 $510,000 $680,000 $  850,000 $1,020,000
 ----------------------------------------------------------------------------------
 $1,950,000       $ 0     $390,000 $487,500 $585,000 $780,000 $  975,000 $1,170,000
 ----------------------------------------------------------------------------------
 $2,200,000       $ 0     $440,000 $550,000 $660,000 $880,000 $1,100,000 $1,320,000
 ----------------------------------------------------------------------------------

  The Pension Plan Table describes the retirement benefit which may become payable to a participant in the SERP based on the benefit payable to "Tier I" participants, which provides the plan's highest benefit levels. The amount of a participant's remuneration for purposes of determining benefits under the Pension Plan Table is his or her highest annual compensation during the five-year period ending on the participant's termination of employment with the Company (or a shorter period if the participant has not worked for five years at the time of terminating his or her employment). Annual compensation for this purpose is the participant's base salary plus his or her bonus. The SERP limits the amount of bonus that may be taken into account for this purpose to 150% of base salary. A participant is credited with a year of service under the SERP for each period of 12 full months of employment with the Company, but service credit for periods prior to 1998 is limited to ten years.

  As of January 31, 1999, the credited years of service of the named executive officers for purposes of the SERP were as follows: Michael S. Ensign -11 years; Glenn W. Schaeffer -11 years; William A. Richardson -11 years; Yvette
E. Landau -6 years; Les Martin -11 years; Antonio C. Alamo -11 years; and Gregg H. Solomon -11 years. It is estimated that for purposes of determining the applicable benefit pursuant to the SERP, each of the named executive officers will have 14 or more credited years of service if he or she continues to be employed by the Company until his or her normal retirement age under the SERP. The Company intends to fund the benefits ultimately payable under the SERP through investments in life insurance policies.

  The levels of benefits set forth in the Pension Plan Table are computed as an annual benefit payable in the form of a straight-life annuity, commencing following the participant's attainment of age 65, the normal retirement age under the SERP. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

Compensation of Directors

  The directors of the Company who are not otherwise employees of the Company receive cash compensation for their services as follows: (i) $35,000 per year;
(ii) $1,500 for each meeting of the Board of Directors attended; and
(iii) $1,000 ($1,500 in the case of the committee chairman) for each meeting of a committee of the Board attended. All of the Company's directors are entitled to reimbursement of the out-of-pocket expenses incurred in attending Board and committee meetings.

  Pursuant to the Company's 1991 Stock Incentive Plan (the "1991 Plan"), each director of the Company who is not an employee of the Company is entitled to receive on the date of the meeting and annually on the date of each subsequent annual meeting of stockholders during the term of the 1991 Plan following which he continues to serve as a director of the Company, as a formula award, an option to purchase 10,000 shares of the Company's Common Stock. The exercise price per share for each option granted as a formula award is the average of the Fair Market Values (as defined) for the fifth (5th) through the ninth (9th) "business days" following the date of grant. For purposes of the preceding sentence, "Fair Market Value" is defined in the 1991 Plan as the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street Journal for New York Stock Exchange Composite Transactions. A formula award becomes exercisable when, and only if, the optionee continues to serve as a director until the first annual meeting of the Company's stockholders held following the year in which the award is granted. Unless forfeited in accordance with the terms of the 1991 Plan, a formula award becomes exercisable as to 40% of the shares subject thereto on the date of the first annual meeting of stockholders following the grant, as to 70% of the shares subject thereto on the date of the second annual meeting of stockholders following the grant, and as to 100% of the shares subject thereto on the date of the third annual meeting of stockholders following the grant and, unless earlier exercised or forfeited, remains exercisable for a period of ten years from the date of the grant. In the event of the termination of a formula award holder's service as a director, other than "by reason of retirement" (as defined), total and permanent disability or death, the then-outstanding formula awards of such holder (whether or not then vested and whether or not then exercisable) automatically expire on (and may not be exercised on) the effective date of such termination. As defined in the 1991 Plan, the phrase "by reason of retirement" means mandatory retirement pursuant to Board policy or termination of service at a time when the optionee would be entitled to a retirement benefit under the Circus Circus Employees' Profit Sharing and Investment Plan as then in effect if the optionee were an employee of the Company. In the event the termination of service as a director is by reason of retirement, total and permanent disability or death, the then-outstanding formula awards of such holder that have vested (including any formula awards which vest on the date of termination) become exercisable, whether or not they were previously exercisable, and expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier.

  On February 12, 1999, the Board of Directors adopted a 1999 Nonemployee Directors Stock Option Plan (the "1999 Plan") providing for the issuance of up to 100,000 shares of the Company's Common Stock pursuant to the exercise of stock options granted to nonemployee directors of the Company under the 1999 Plan. On such date, the Board also granted to each of the individuals then serving as nonemployee directors of the Company, William E. Bannen, Arthur H. Bilger, Michael D. McKee and Donna B. More, an option to purchase 25,000 shares at a per share exercise price of $14.50, representing the closing price of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date of the grants. Each option has a term of ten years, subject to earlier termination upon the occurrence of certain events, and becomes exercisable as to 8,333 shares on February 12, 2000 and February 12, 2001 and as to 8,334 shares on February 12, 2002.

Employment Agreements

  Michael S. Ensign, Glenn W. Schaeffer, William A. Richardson, Antonio C. Alamo and Gregg H. Solomon are employed by the Company pursuant to employment agreements which became effective on June 1, 1995. Each such employment agreement provides for an initial base salary (in the cases of Michael S. Ensign, Glenn W. Schaeffer and William A. Richardson, with a mandatory increase of 5% per year during the term of the agreement) plus any discretionary increases as may be determined by the Board of Directors. In addition, each such agreement provides for the employee's eligibility to receive an annual bonus and further provides that the targeted annual bonus shall not be less than 100% of the employee's then current base salary. Each agreement provides that upon the termination of employment by the employee upon the occurrence of certain events, including a "Change in Control" or for other "Good Reason", including the removal of the employee from his position as an executive officer of the Company, or by the Company without "Cause," as each such term is defined in the agreement (each, a "Designated Termination") or (in the case of an employee who has not previously made a "Continuation Election", as such term is defined in the agreement) the Company's failure to consent to any automatic one-year extension of the agreement, the Company will be obligated to pay the employee's then-current base salary and targeted bonus (plus any other amounts due to, or for the benefit of, the employee) for the greater of the remainder of the agreement's then-current term or a period of 12 months and all options to purchase the Company's Common Stock held by the employee will become exercisable immediately. Effective November 1, 1997, each employment agreement was amended to provide that the Company may, with or without cause, and without terminating the employee's employment, remove the employee from his position as an executive officer of the Company upon 60 days' notice, in which event the employee may during such 60-day period elect to continue as an employee of the Company in a nonexecutive capacity in accordance with the other terms of his employment agreement, as amended (a "Continuation Election"), or may elect to terminate the agreement for "Good Reason".

  The employment agreement of Mr. Ensign, the Company's Chairman of the Board, Chief Executive Officer and Chief Operating Officer, provides for a current expiration date of May 31, 2000, with subsequent one-year renewal terms, subject to early termination by either Mr. Ensign or the Company with six months' notice prior to renewal. The agreement also provides for a minimum base salary and a minimum annual target bonus in the amount of $723,516 each, increasing to $759,692 effective June 1, 1999.

  The employment agreement of Mr. Schaeffer, the Company's President, Chief Financial Officer and Treasurer, provides for a current expiration date of May 31, 2000, with subsequent one-year renewal terms, subject to early termination by either Mr. Schaeffer or the Company with six months' notice prior to renewal. The agreement also provides for a minimum base salary and a minimum annual target bonus in the amount of $694,575 each, increasing to $729,304 effective June 1, 1999.

  The employment agreement of Mr. Richardson, the Company's Vice Chairman, provides for a current expiration date of May 31, 2000, with subsequent one-year renewal terms, subject to early termination by either Mr. Richardson or the Company with six months' notice prior to renewal. The agreement also provides for a minimum base salary and a minimum annual target bonus in the amount of $723,516 each, increasing to $759,692 effective June 1, 1999.

  The employment agreement of Mr. Alamo provides for a current expiration date of May 31, 2000, with subsequent one-year renewal terms, subject to early termination by either Mr. Alamo or the Company with six months' notice prior to renewal. Mr. Alamo's employment agreement provides for a minimum base salary and a minimum annual target bonus in the amount of $400,000 each.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
 - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                 - - - - - - - - - - - - - - - - - - - - - - -
                    DETACH AND RETAIN THIS ADMISSION TICKET

                                ADMISSION TICKET

                              1999 Annual Meeting
                                       of

                        CIRCUS CIRCUS ENTERPRISES, INC.

                                --------------

                                     Agenda

            1. To elect two Class II directors;
            2. To vote on an amendment to the Restated Articles
               of Incorporation for the purpose of changing the
               Company's name to [            ].
            3. To ratify the appointment of Arthur Andersen LLP
               as independent auditors to examine and report on the financial statements for the fiscal year ending January 31, 2000;
            4. To vote on three stockholder proposals opposed by
               the Board of Directors; and
            5. To transact such other business as may properly
               be brought before the meeting or any
               adjournment(s) thereof.

                                --------------

                               (See Reverse Side)

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                - - - - - - - - - - - - - - - - - - - - - - - -
                    DETACH AND RETAIN THIS ADMISSION TICKET

                               ADMISSION TICKET

[LOGO OF CIRCUS CIRCUS ENTERPRISES, INC. APPEARS HERE]
                        CIRCUS CIRCUS ENTERPRISES, INC.

 STOCKHOLDER NAME(S): ______________________________    1999 Annual Meeting
                               (PLEASE PRINT)         Thursday, June 17, 1999

                                                          10:00 A.M. PDT
 ___________________________________________________     Islander Ballroom
                                                       Mandalay Bay Resort &
                                                              Casino

 STOCKHOLDER ADDRESS: ______________________________
                                                     3950 Las Vegas Boulevard
                                                               South
 ___________________________________________________
                                                         Las Vegas, Nevada

 If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on your proxy card. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 A.M., PDT. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of April 19, 1999.

                                --------------

 This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

  The employment agreement of Mr. Solomon provides for a current expiration date of May 31, 2000, with subsequent one-year renewal terms, subject to early termination by either Mr. Solomon or the Company with six months' notice prior to renewal. Mr. Solomon's employment agreement provides for a minimum base salary and a minimum annual target bonus in the amount of $400,000 each.

Executive Officer Bonus Plan

  The Company has an Executive Officer Bonus Plan (the "Bonus Plan") which was adopted by the Board of Directors on March 19, 1995 and approved by the Company's stockholders on June 22, 1995. The Bonus Plan was adopted for the purpose of implementing the bonus compensation provisions of the Company's employment agreements with its officers, including the ones for participating officers described under "Employment Agreements", above.

  The Bonus Plan is a performance bonus plan which is designed to provide certain senior executives with incentive compensation based upon the achievement of previously established performance goals. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers. Executive officers at the level of vice president or above may be eligible to participate in the Bonus Plan. Prior to, or at the time of, establishment of the performance objectives for a performance period, which will generally be the Company's fiscal year, the committee designated under the Bonus Plan, currently the Compensation Committee (the "Committee"), will designate the specific executive officers who will participate in the Bonus Plan for such performance period. Messrs. Ensign, Schaeffer and Richardson were designated to participate in the Bonus Plan for the fiscal year of the Company ended January 31, 1999.

  The Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to certain officers named in the compensation tables of its proxy statement to $1,000,000 in any fiscal year of the Company. At the beginning of each performance period and subject to the requirements of
Section 162(m), the Committee establishes performance goals, specific performance objectives and objectively determinable computation formulae or methods for determining each participant's bonus under the Bonus Plan for such performance period. The performance goals may include any one or more of the following corporate business criteria: pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, or productivity. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

  At or after the end of each performance period, the Committee is required by the terms of the Bonus Plan to certify, in writing, whether the previously established performance goals and objectives have been satisfied in such performance period. The actual bonus award for any participant for such performance period shall then be determined based upon the previously established computation formulae or methods. In no event will any bonus award for any plan year exceed the lesser of 150% of the participant's annual base salary as in effect at the beginning of the plan year or $1,500,000. The Committee has no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of, or totally eliminate, such bonus if the Committee determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors. In no event will the aggregate amount of all bonuses payable in any plan year under the Bonus Plan exceed 10% of the Company's average annual income before taxes during the preceding five fiscal years of the Company.

  Approved awards under the Plan are payable in cash as soon as is practicable after the end of each performance period and after the Committee has certified, in writing, that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of a performance period will be prorated or eliminated pursuant to specified provisions of the Bonus Plan. A participant will recognize ordinary taxable income upon receipt of payments under the Bonus Plan.

 REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE ON EXECUTIVE
                                 COMPENSATION
Introduction

  The Company's policies and procedures relating to the compensation of its executive officers for the fiscal year ended January 31, 1999 ("Fiscal 1999") and the decisions relating to the respective levels and forms of their compensation, including awards made pursuant to the Company's stock option plans (collectively the "Plans"), were, except as indicated below, the responsibility of a Compensation Committee (the "Committee"). The individuals who served on the Committee during Fiscal 1999 were selected by the Board of Directors from those directors who are not employees of the Company or any subsidiary of the Company, each of whom qualifies as a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The only individuals who participated in the deliberations of the Committee relating to executive compensation during Fiscal 1999 were Michael D. McKee and William E. Bannen. Mr. McKee served as a member of the Committee for the entire fiscal year and Dr. Bannen became a member of the Committee and its Chairman on June 18, 1998, and served in that capacity for the remainder of Fiscal 1999. During the period from February 1, 1998 until June 18, 1998, Arthur H. Bilger served as a member of the Committee but did not engage in any deliberations of the Committee relating to executive compensation during Fiscal 1999. None of the aforementioned members of the Committee, who constituted the only persons who served on the Committee during Fiscal 1999, has ever been an officer or employee of the Company or any subsidiary of the Company.

Compensation Policies

  The Committee's principal objective is to promote growth in stockholder value through the establishment and implementation of compensation policies designed to attract, retain and motivate skilled and talented executives. During Fiscal 1999, the Committee engaged in a comprehensive review of the Company's executive compensation with the assistance of the Company's outside compensation consultants. In its review of the Company's executive compensation and the actions it took with respect to executive compensation in Fiscal 1999, the Committee was guided by the following compensation policies:

  1. To establish compensation programs designed to attract and retain highly qualified executives.

  2. To provide motivation to the Company's executives through compensation that is correlated to the performance of the individual and to the performance of the Company.

  3. To compensate executives in a manner that rewards both current performance and longer-term performance.

  4. To provide executives with a financial interest in the success of the Company similar to the interests of the Company's stockholders.

Fiscal 1999 Compensation

  Consistent with the Committee's compensation policies, the Company's compensation of its executive officers during Fiscal 1999 included a combination of salary and cash bonuses to reward short-term performance. To encourage and reward longer-term performance, certain of the stock options of certain of the Company's executives were repriced in December 1998, as more fully described under "Repricing of Stock Options," below. In order to enhance the Company's ability to attract and retain highly qualified gaming executives and other valued employees, the Committee also approved a Supplemental Executive Retirement Plan in June 1998, which is more fully discussed under "Supplemental Executive Retirement Plan," below.

  In order to more nearly align the compensation of Michael S. Ensign, the Company's Chief Executive Officer, Glenn W. Schaeffer, the Company's President and Chief Financial Officer and William A. Richardson, Vice Chairman of the Company's Board of Directors, with the compensation of similarly situated executives at other comparable gaming companies, their respective salaries for Fiscal 1999 were increased by the Committee above the minimum base salary levels established under the terms of their 1995 employment agreements following the Committee's review of publicly available information concerning executive compensation at comparable gaming companies. The base salaries of the Company's other named executive officers who have employment agreements with the Company were maintained at the respective levels specified in their employment agreements. The base salary of each of the other named executive officers was fixed by Michael S. Ensign without reference to any specific criteria at a level intended to make such officer's base salary approximately equal to 50% of his or her total compensation that would be earned for the year if the full amount of such officer's target bonus were paid.

  The Fiscal 1999 target bonus of each executive officer at the level of vice president or above whose total cash compensation could exceed $1 million in Fiscal 1999 (including Michael S. Ensign, who is discussed under "Compensation of the Chief Executive Officer," below) was fixed by the Committee at a level equal to his base salary. The bonus paid to each officer for Fiscal 1999 was determined in part under the terms of the Company's Executive Officer Bonus Plan (the "Bonus Plan") described under "Management Remuneration-Executive Officer Bonus Plan," which was approved by the Company's stockholders on June 22, 1995, and in part at the discretion of the Committee. The portion of each bonus awarded under the Bonus Plan for Fiscal 1999 was determined under a formula established by the Committee with respect to Fiscal 1999 consistent with the terms of the Bonus Plan (the "Bonus Plan Formula"). Pursuant to the Bonus Plan Formula, the amount of each such executive officer's bonus determined under the Bonus Plan, up to a maximum of 50%, could be earned based on a comparison of the Company's adjusted net revenues for the period from June 1, 1998 through January 31, 1999 (the "Performance Period") with certain predetermined target levels. Pursuant to the Bonus Plan Formula, the other 50% of each such executive officer's bonus determined under the Bonus Plan could be earned if the Company achieved a cash flow margin for the Performance Period at or above a level determined by reference to the cash flow margins achieved by a predetermined group of other gaming companies, based on publicly available financial information. The portion of each such executive officer's target bonus reserved for determination on a discretionary basis was fixed by the Committee at the amount which, if fully paid, would not exceed the limitations applicable to deductible compensation under Section 162(m) of the Code.

  Following the end of Fiscal 1999, the Committee certified that the performance targets established for the Performance Period had been met or exceeded, permitting a payment of 100% of the bonuses payable under the Bonus Plan Formula. Based on the Committee's subjective evaluation of their respective levels of management responsibilities without reference to any specific measure of corporate performance, discretionary bonuses were awarded for Fiscal 1999 to each of the executive officers eligible for bonuses under the Bonus Plan such that each such executive officer's total bonus for Fiscal 1999 was equal to 95% of his target bonus for the period.

  Bonus awards to the executives not covered by the Bonus Plan are currently paid quarterly and in Fiscal 1999 were determined based on the Chief Executive Officer's subjective evaluation of such executives' respective levels of supervisory or management responsibilities and individual performances, without reference to any specific measure of corporate performance.

Supplemental Executive Retirement Plan

  In August 1998, the Compensation Committee approved a Supplemental Executive Retirement Plan (the "SERP") which is designed generally to provide annual retirement benefits to eligible employees, including the Company's executive officers, determined by reference to a normal retirement at age 65, taking into account the eligible employee's years of service credited under the SERP and his or her highest annual compensation during the five-year period ending on termination of employment with the Company. The SERP was approved by the Committee as part of the Committee's efforts in Fiscal 1999 to enhance the Company's ability to attract and retain highly qualified key employees in an environment where competition for highly qualified employees has intensified in part as a result of the continued development of large casino-resort properties, particularly in Las Vegas. In determining the levels of retirement benefits applicable to the Company's eligible employees under the SERP, the Committee took into account the significant gap between actual compensation levels for eligible employees, including executives, and the retirement benefits that are likely to be available under tax-qualified retirement plans, and determined that a supplementary executive retirement plan established on a "non-qualified" basis (so that the benefit levels would not be subject to the limitations otherwise applicable under the Code) would be valuable in filling this gap for the Company's key employees. The Committee also included features in the SERP that linked eligibility for benefits to continued service to the Company over a long-term and restricted participants' ability to accept employment with competitors of the Company (restrictions that would not be permitted in a tax-qualified retirement plan). In light of the above, the Committee determined that the adoption of the SERP, as part of the Company's overall executive compensation arrangements, would encourage the development of longer term relationships between the Company and its qualified key employees.

Repricing of Stock Options

  The Company's stock option plans are intended to provide a means of granting awards that increase the employee's motivation and incentive through the opportunity to benefit from appreciation in the value of the Company's stock. In Fiscal 1999, the Committee made no grants of stock options to the Company's executive officers other than stock options which were granted in connection with the December 10, 1998 repricing of the stock options of the Company's executives (as described below in more detail). The Committee approved the repricing in order to provide an increased incentive on the part of the affected optionees to exert their best efforts on behalf of the Company. The repriced options were granted with an exercise price of $11.25, representing the fair market value of the Company's Common Stock on the grant date. The repriced options of the Company's executive officers all had exercise prices of $21.25 or higher. Each executive whose options were repriced was required, as a condition of the repricing, to surrender to the Company previously granted options. If the repriced options carried an exercise price in excess of $30, the executive was required to surrender an option for two shares for each one share covered by the new option, while repriced options carrying an exercise price of $30 or less required the surrender of three shares for every two shares covered by the new option. On the date of the repricing, the repriced options held by the Company's executive officers had exercise prices that had exceeded the level at which the Company's Common Stock had traded during the preceding eight to 21 months (depending on the exercise price carried by the particular option). Each repriced option was granted on the same terms and conditions as the previously granted options that were surrendered, except: (i) the exercise price of the new grant was $11.25 (the fair market value of the Common Stock on the date of the repricing); (ii) the number of shares subject to the newly granted option was less than the number of shares for which options were surrendered by the executive (as described above); and (iii) the earliest exercise date of the new options is June 10, 1999 (six months after the date of grant). The terms on which repriced options were granted were uniform with respect to optionees, with no distinctions on the basis of the executives' levels of supervisory or management responsibilities or their potential contribution to the Company's long-term success. Except as indicated, the respective numbers and terms of the options already held by the Company's executive officers was not a factor in the Committee's awards of stock options during Fiscal 1999. As a result of the repricing, the Committee believes it has restored the incentive value of the repriced options, linking the value of these options to the subsequent performance of the Company's Common Stock.

Policy Regarding Deductibility of Compensation for Tax Purposes--Compliance with Code Section 162(m)

  Section 162(m) of Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and four other most highly compensated executive officers. Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. The Committee's policy during Fiscal 1999 was to structure the performance-based portion of the compensation of the Company's executive officers whose compensation might be subject to the limitations of Code Section 162(m) so as to permit the compensation paid to such executives to be allowed as a deduction. This was done by establishing a portion of the possible bonuses for such officers' compensation in Fiscal 1999 under the Bonus Plan, administered in a manner that complies with the requirements for a performance-based compensation exemption under Code Section 162(m), and by establishing a separate portion of the possible bonus awards for these executives at a level that was anticipated to be fully deductible under
Section 162(m) without regard to the exemption for performance-based compensation.

Compensation of the Chief Executive Officer

  The compensation of Michael S. Ensign, the Company's Chief Executive Officer who served in such capacity throughout Fiscal 1999, consisted of a base salary and bonus which were determined by the Committee. In order to more nearly align his compensation with the compensation of similarly situated executives at comparable gaming companies, Mr. Ensign's salary for Fiscal 1999 was increased by the Committee above the minimum base salary level established under the terms of his 1995 employment agreement following the Committee's review of publicly available information concerning executive compensation at comparable gaming companies.

  The Committee fixed Mr. Ensign's Fiscal 1999 target bonus at a level equal to his base salary. The bonus paid to Mr Ensign for Fiscal 1999 was determined in part under the terms of the Bonus Plan and in part at the discretion of the Committee. The portion of his bonus awarded under the Bonus Plan was determined under the Bonus Plan Formula, pursuant to which up to a maximum of 50% could be earned based on a comparison of the Company's adjusted net revenues for the Performance Period with certain predetermined target levels. Pursuant to the Bonus Plan Formula, the other 50% of the bonus determined under the Bonus Plan could be earned if the Company achieved a cash flow margin for the Performance Period at or above a level determined by reference to the cash flow margins achieved by a predetermined group of other gaming companies, based on publicly available financial information. The portion of Mr. Ensign's target bonus reserved for determination on a discretionary basis was fixed by the Committee at the amount which, if fully paid, would not exceed the limitations applicable to deductible compensation under Section 162(m) of the Code.

  Following the end of Fiscal 1999, the Committee certified that the performance targets established for the Performance Period had been met or exceeded, permitting a payment of 100% of the bonuses payable under the Bonus Plan Formula. Based on the Bonus Plan Formula, Mr. Ensign received a bonus for Fiscal 1999 under the Bonus Plan of $800,000. Based on the Committee's subjective evaluation of his level of management responsibilities without reference to any specific measure of corporate performance, a discretionary bonus was awarded for Fiscal 1999 to Mr. Ensign such that his total bonus for Fiscal 1999 was equal to 95% of his target bonus for the period. The Committee believes that the method of measuring operating performance utilized in Fiscal 1999 to determine the levels of bonuses under the Bonus Plan, including that of Mr. Ensign, is more appropriate than criteria based upon the market price of the Company's Common Stock. This view is based on the Committee's belief that while the performance of the Company's Common Stock over a longer period is a meaningful measure of the Company's performance, over the period of a single fiscal year, an officer's annual compensation should not generally be so closely tied to the vagaries of the stock market.

      Compensation Committee       Board of Directors
       William E. Bannen, Chairman Michael S. Ensign, Chairman
       Michael D. McKee            William E. Bannen
                                   Arthur H. Bilger
                                   Michael D. McKee
                                   Donna B. More
                                   William A. Richardson
                                   Glenn W. Schaeffer

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The only individuals who served as members of the Company's Compensation Committee during the fiscal year ended January 31, 1999 are Arthur H. Bilger (a director of the Company who served until June 18, 1998) and the committee's current members, Michael D. McKee, who served for all of fiscal 1999, and William E. Bannen, who became a member of the committee and it's Chairman on June 18, 1998. None of the aforementioned members of the Compensation Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

  The only individual who served on the Board of Directors during the fiscal year ended January 31, 1999 and participated in the determination of the compensation of the Company's executive officers for such fiscal year while also serving as an officer or employee of the Company was Michael S. Ensign. See "Report of the Board of Directors and the Compensation Committee on Executive Compensation." Mr. Ensign served as the Company's Chief Executive Officer and as the Company's Chief Operating Officer for all of fiscal 1999. Glenn W. Schaeffer, who served as the Company's President, Chief Financial Officer and Treasurer for all of fiscal 1999, William A. Richardson, who served as the Company's Vice Chairman of the Board from April 23, 1998 through the balance of fiscal 1999 and as the Company's Executive Vice President for all of fiscal 1999, and Richard P. Banis, a former officer of the Company who served as a director of the Company until June 18, 1998, did not participate in deliberations concerning the compensation of the Company's executive officers for fiscal 1999.

  Circus Circus Casinos, Inc. ("CCC"), a wholly owned subsidiary of the Company, and Lakeview Company ("Lakeview"), a Nevada general partnership of entities owned by Michael S. Ensign, William A. Richardson and their family members and another individual, are parties to a consulting agreement, dated as of June 1, 1995 (the "Consulting Agreement"), pursuant to which Lakeview is provided executive level management services with respect to a hotel and casino it owns which is located near Boulder City, Nevada (the "Lakeview Property"). For such services, Lakeview is obligated to pay an annual consulting fee of $120,000, which is intended to compensate the Company for the services rendered by its executive officers and is subject to renegotiation if CCC determines that the executive level of management services required pursuant to the Consulting Agreement exceed contemplated levels. The Consulting Agreement also obligates Lakeview to reimburse CCC for compensation or other out-of-pocket expenses (other than the compensation of executive officers of the Company and its subsidiaries) associated with the services provided to the Lakeview Property pursuant to the Consulting Agreement. The purpose of the Consulting Agreement is to compensate the Company for any time devoted by Messrs. Ensign, Richardson or other company personnel to the Lakeview Property, which Messrs. Ensign and Richardson elected to retain at the time of the Company's acquisition of their interests in a group of other entities known as the Gold Strike Entities. The Lakeview Property was retained by Messrs. Ensign and Richardson because of their intention to transfer their interests in the property to various members of their respective families.

  During fiscal 1999 the Lakeview Property was closed due to damage from a fire and is currently being reconstructed. In 1998, the Company conveyed to Lakeview its rights to the name "Hacienda" which Lakeview intends to use at the Lakeview Property when it is reopened. In exchange for the Company's right to the name Hacienda, Lakeview transferred to the Company its rights to the "Gold Strike" name which is the moniker for two of the Company's properties.

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return (assuming reinvestment of dividends) from January 31, 1994 to January 31, 1999, on the Company's Common Stock with (i) the Dow Jones Industry Group (Casinos) (the "Casino Group") and (ii) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"). The graph assumes an investment of $100 on January 31, 1994 in each of the Company's Common Stock, the stocks comprising the Casino Group and the stocks comprising the S&P 500 Index.

  The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.

  The graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                           [CHART APPEARS HERE]
 .
                  1/31/94   1/31/95  1/31/96  1/31/97  1/31/98  1/31/99
Circus Circus      $100      $72      $86      $95      $62      $37
Casino Group        100       69       86       85       80       55
S&P 500 Index       100      101      139      176      224      296

                       INFORMATION CONCERNING COMMITTEES
                           OF THE BOARD OF DIRECTORS

  Among the current committees of the Company's Board of Directors are an Executive Committee, an Audit Committee, a Compensation Committee, a Directors' Nominating Committee and a Compliance Review Committee.

  The Executive Committee, which held one meeting during the fiscal year ended January 31, 1999, has and may exercise all of the powers of the Board of Directors (other than the Board's power to elect officers of the Company) during the period between meetings of the Board of Directors except as reserved to the Board of Directors or as delegated by the Company's Bylaws or by the Board of Directors to another standing or special committee of the Board or as may be prohibited by law. The current members of the Executive Committee are Arthur H. Bilger, Chairman, and Michael S. Ensign.

  The Audit Committee, which held five (5) meetings during the fiscal year ended January 31, 1999, reports periodically to the Board of Directors concerning the functions of the committee. The functions of the Audit Committee include (i) reviewing and making recommendations to the Board of Directors with respect to the engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year;
(ii) instructing the certified public accountants to expand the scope and extent of the annual audits of the Company into areas of any concern to the Audit Committee, and, at its discretion, directing other special investigations to ensure the objectivity of the financial reporting of the Company; (iii) reviewing the reports submitted by the certified public accountants and reporting thereon to the Board of Directors with such recommendations as the Audit Committee may deem appropriate; (iv) meeting with such officers and department managers of the Company as the Audit Committee deems necessary in order to determine the adequacy of the Company's accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of the Company's annual audit; (v) meeting periodically with members of the Company's internal audit department and reviewing the reports of such department; (vi) conducting inquiries into any of the foregoing, the underlying and related facts, including such matters as the conduct of the Company's personnel, the integrity of the Company's records, the adequacy of the procedures and the legal and financial consequences of such facts; and (vii) retaining and deploying such professional assistance, including outside counsel and auditors, as the Audit Committee deems necessary or appropriate, in connection with the exercise of its powers. The current members of the Audit Committee are Michael D. McKee, Chairman, Donna B. More and Rose McKinney-James.

  The Compensation Committee, which held nine (9) meetings during the fiscal year ended January 31, 1999, reports periodically to the Board of Directors concerning the functions of the committee. The Compensation Committee's functions include (i) reviewing on a periodic basis, as determined by the Compensation Committee, the compensation of officers of the Company; (ii) recommending to the Board of Directors appropriate levels (and the appropriate forms) of compensation for such officers, (iii) performing such additional functions as shall be authorized from time to time by the Board of Directors relating to any stock option, stock purchase, stock incentive or other benefit plan approved by the Board, including the administration of each stock option and stock incentive plan of the Company currently in effect; and (iv) securing the services of such professional consultants or other persons or firms, and taking such other actions as the Compensation Committee deems necessary or appropriate in connection with the performance of its duties. The current members of the Compensation Committee are William E. Bannen, Chairman, and Michael D. McKee.

  The Directors' Nominating Committee, which held two (2) meetings during the fiscal year ended January 31, 1999, evaluates and presents to the Board of Directors, for its consideration, candidates to fill positions on the Board of Directors. The Directors' Nominating Committee will consider individuals recommended by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the committee's consideration may write Yvette E. Landau, General Counsel, Circus Circus Enterprises, Inc., 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119. The current members of the Directors' Nominating Committee are William
A. Richardson, Chairman, and Arthur H. Bilger.

  The Compliance Review Committee, which held three (3) meetings during the fiscal year ended January 31, 1999, assists the Board of Directors in the implementation and administration of the Company's Gaming Compliance Program which has been created for the purpose of (i) ensuring compliance with gaming laws applicable to the business operations of the Company; (ii) advising the Board of Directors of the Company of any gaming law compliance problems or situations which may adversely affect the objectives of gaming control; and
(iii) performing due diligence in respect of proposed transactions and associations. The current members of the Compliance Review Committee are Donna
B. More, Chairperson, William E. Bannen and Glenn W. Schaeffer.

  The Board of Directors held a total of seven (7) meetings during the fiscal year ended January 31, 1999. During such fiscal year, each director attended 75% or more of the total number of meetings of the Board and the committees of the Board on which he served that were held during the periods he served.

                             CERTAIN TRANSACTIONS

  For information concerning certain transactions during the fiscal year ended January 31, 1999 to which the Company was a party and a director or executive officer of the Company or an immediate family member of such a director or executive officer had an interest, see "Compensation Committee Interlocks and Insider Participation."

  Donna B. More, who is a member of the Board of Directors, is a partner in the Chicago, Illinois law firm of Freeborn & Peters. During the fiscal year ended January 31, 1999, such firm provided legal services to the Elgin, Illinois joint venture entity in which the Company is a 50% participant. It has also provided legal services to such joint venture entity during the current fiscal year and it is anticipated that it will do so in the future.

  Bottles of wine selected from five world class wine collections owned by William A. Richardson, Vice Chairman of the Company, are being purchased for sale at Aureole, an independently managed restaurant located in the Company's recently opened Mandalay Bay Resort & Casino, and at other venues owned and operated by the Company within the resort. Aureole, which features a four-story wine tower, is owned by the Company and operated by Aureole Swan Court LLC (the "Manager"), an unaffiliated third party which supervises the management and operation of this restaurant. The value of the collections was determined by an independent third party. The decision to purchase the wine for resale at Aureole, representing approximately 95% of the total purchase price, was made by the restaurant's wine master, who is an independent consultant hired by the Manager. The decision to purchase the balance of the wine was made by the food and beverage director for Mandalay Bay. The aggregate price to be paid for the wine is $877,910, which is approximately $104,278 below the independent third party's valuation. The terms of the transaction were reviewed and approved by the Audit Committee of the Company's Board of Directors.

    PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO CHANGE THE
                                COMPANY'S NAME

  On March 3, 1999, the Board of Directors of the Company approved an amendment to Article I of Company's Restated Articles of Incorporation to
change the Company's name to "[          ]".

The Board recommends to stockholders approval of the amendment at the meeting. If the amendment is approved, Article I will be amended to read in its entirety as follows:

                "The name of the corporation is [          ]."

  The Board of Directors believes the proposed name will better describe the Company as it has evolved today. By identifying the Company with its newest and largest resort, the new name will emphasize the Company's ownership and operation of large casino resorts that target a broad range of clientele. It will also identify the Company with its Masterplan Mile where the Company's current development is concentrated. The Board also believes that the use of
the word "[   ]" in the name will more effectively identify to persons not personally acquainted with the Company the nature of its business as a developer, owner and operation of hotel/casino resorts.

  The Board of Directors of the Company has approved the proposed amendment. However, the amendment will not be adopted unless at least 45,129,045 shares of Common Stock, representing a majority of such shares outstanding on the Record Date, are voted "For" its approval. If the amendment is approved by the stockholders at the meeting, it will become effective when the Company files with the Secretary of State of the State of Nevada a certificate with respect to the amendment in accordance with the Nevada Revised Statutes.

  The enclosed form of proxy provides a means for stockholders to vote for the proposed amendment, to vote against the proposed amendment, or to abstain from voting with respect to the proposed amendment. The individuals designated as proxies will vote each properly executed proxy received in time for the meeting as the proxy specifies. Any abstention or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment. The shares represented by a proxy which is executed and returned but does not specify otherwise will be voted FOR approval of the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
AMENDMENT.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending January 31, 2000. Although not required by law or otherwise, the selection is being submitted to the stockholders of the Company as a matter of corporate policy for their approval. Arthur Andersen LLP, an international firm of certified public accountants, has audited the financial statements of the Company since 1980.

  It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and, if present, such representative will be given the opportunity to make a statement if he desires to do so. It is also anticipated that such representative will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  The Company has been notified that stockholders intend to present the three proposals set forth below for consideration at the meeting. The proposals have been carefully considered by the Board of Directors. For the reasons stated after each proposal and its supporting statement, the Board of Directors recommends a vote against each proposal.

Stockholder Proposal Number 1--Resolution to Maximize Value

  The following stockholder proposal has been submitted to the Company for consideration at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the owner of 1,550 shares of the Company's Common Stock. The text of the proposal, exactly as submitted to the Company, is as follows:

  Resolved that the shareholders of Circus Circus Enterprises, Inc. Corporation urge the Circus Circus Enterprises, Inc. Board of Directors to arrange for the prompt sale of Circus Circus Enterprises, Inc. to the highest bidder.

Stockholder's Supporting Statement

  The purpose of the Maximize Value Resolution is to give all Circus Circus Enterprises, Inc. shareholders the opportunity to send a message to the Circus Circus Enterprises, Inc. Board that they support the prompt sale of Circus Circus Enterprises, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Circus Circus Enterprises, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Circus Circus Enterprises, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

  The prompt auction of Circus Circus Enterprises, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

  The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

Board of Directors' Statement in Opposition to Stockholder Proposal Number 1

  For the reasons set forth below, the Board of Directors of the Company believes that the approval of the proposed resolution would not be in the best interest of the Company or its stockholders.

  The proposed resolution calls for the prompt sale of the Company to the highest bidder without regard to the adequacy of the consideration and without regard to the relative benefits to stockholders of other alternatives. The implementation of the proposed resolution would be totally inconsistent with the Board's duty to maximize stockholder value and protect the interests of all of the Company's stockholders.

  Consistent with its fiduciary duty, the Board of Directors seeks to manage the Company's affairs in a manner it believes to be in the best interests of the Company and its stockholders. To this end, the Board will carefully consider any bona fide proposal which it believes has the potential to increase stockholder value, including a bona fide proposal for the acquisition of the Company. However, the fiduciary duty of the Board will not permit it to facilitate a bid that does not reflect the intrinsic value of the Company.

  The initiation of an "auction" in the manner contemplated by the proposed resolution would, in the opinion of the Board, be inconsistent with the stockholders' interests. In the Board's opinion, the initiation of such an auction could create a "forced sale" atmosphere which could have the effect of reducing the perceived value of the Company to a "fire sale" level, thus forcing the Company to negotiate with bidders from a position of weakness. Moreover, the uncertainty created by a publicly announced auction could adversely affect the Company's relationships with its lenders, customers, suppliers, employees and other constituencies, thus potentially lowering rather than raising the value of the Company.

  Management welcomes input from the Company's stockholders and will carefully consider meaningful suggestions it receives to increase or maximize stockholder value. However, for the reasons set forth above, the Board of Directors unanimously urges a vote against the foregoing proposal.

 The Board of Directors recommends a vote AGAINST Stockholder Proposal Number
                                      1.

                               ----------------

Stockholder Proposal Number 2--To Reconfigure the Board of Directors

  The following stockholder proposal has been submitted to the Company for consideration at the meeting on behalf of the California Public Employees' Retirement System, Lincoln Plaza, 400 P Street, Sacramento, California 95814, the owner of 853,300 shares of the Company's Common Stock. The text of the proposal, exactly as submitted to the Company, is as follows:

  Resolved, that the Board of Directors of Circus Circus Enterprises, Inc (the Company) amend the Company's Bylaws to require that, at the earliest practical date, a majority of the Board be comprised of Independent Directors. For the purposes of this proposal, "Independent Directors" shall mean a director who:

  (i) has not been employed by the Company in an executive capacity within the last five years;

  (ii) is not, and is not affiliated with a company that is, an advisor or consultant to the Company, or a significant customer or supplier of the Company;

  (iii) has no personal services contract(s) with the Company or the Company's senior management;

  (iv) is not affiliated with a not-for-profit entity that receives significant contributions from the Company;

  (v) is not employed by a public company at which an executive officer of the Company serves as a director;

  (vi) has not had a relationship described in (i) through (v) above with any affiliate of the Company; and

  (vii) is not a member of the immediate family of any person described in
        (i) through (vi) above.

  The shareholders further recommend that this provision, after adoption by the Board, may only be amended by the affirmative vote of the holders of the outstanding common stock of the Company.

Stockholder's Supporting Statement

  How important is the Board of Directors? As a trust fund with over 853,300 shares of the Company's stock, held for the benefit of our 1 million fund participants, the California Public Employees' Retirement System (CalPERS) believes that the Board is of paramount importance. Through this proposal, we seek to promote strong, objective leadership on the Board.

  The benefits of independent directors are generally well accepted. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the Board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

  The Company's Board is currently comprised of 8 directors. Only 4 meet the criteria specified in the proposal, whereas the remainder have some affiliation with the Company. We believe that the best way to ensure that this Company's shareholders are always considered first is to instill independence--independence from other affiliations and alliances.

  Help us send a message to this Board. Please VOTE FOR THIS PROPOSAL.

Board of Directors' Statement in Opposition to Stockholder Proposal Number 2

  The Board of Directors believes that individuals who are not part of the Company's management should, to the extent consistent with the sound administration of the election process, constitute a majority of the Board's members. However, for the reasons discussed below, the Board believes that the approval of the proposed resolution would not serve the best interests of the Company or its stockholders.

  The current Board has a total of eight members. Of these members, we believe a majority of five should be deemed "independent" because each:

    (i) Has never been employed by the Company in an executive capacity;

    (ii) Is not, and is not affiliated with an entity that is, a significant advisor, consultant, customer or supplier of the Company;

    (iii) Has no personal service contract(s) with the Company or the Company's senior management;

    (iv) Is not affiliated with not-for-profit entities which receive significant contributions from the Company;

    (v) Is not employed by a public company at which an executive officer of the Company serves as a director;

    (vi) Has not had a relationship described in (i) through (v) with any affiliate of the Company; and

    (vii) Is not a member of the immediate family of any person who has any of the relationships described in (i) through (vi).

  Of these five members, four would be deemed "independent directors" even as that term is narrowly defined in the proposed resolution--a confirmation of the Company's commitment to securing qualified independent directors. The fifth would also be deemed "independent" under the proposal's narrow definition but for the payment of legal fees to the law firm in which such director is a member. Such fees are for legal services provided by the law firm to joint ventures in which the Company is a participant. These fees have an insignificant impact on the compensation paid to this director from the law firm. We believe this director, who has extensive expertise in Illinois gaming regulatory matters and resides in the Chicago area near the site of the Company's only joint venture property located outside of Nevada, makes a significant contribution to the Company as a member of the Board. The proposal would exclude an individual with this director's qualifications from the definition of an "independent director," as the proposal narrowly defines that term, solely on account of her law firm's receipt of any legal fees from the Company's joint ventures, notwithstanding her satisfaction of all of the criteria described above. This clearly demonstrates in our view the undesirable consequences of adopting a narrow inflexible standard for "independent" directors which judges candidates solely on their "independence" without regard to their other qualifications.

  To address the need for independent directors, the Directors' Nominating Committee attempts to seek out and present to the Board for its consideration qualified individuals, with an emphasis on individuals who would constitute "independent directors" if elected to the Board. The task of identifying qualified individuals who are both independent and willing to serve on the board of directors of a public company is, in the Board's opinion, more burdensome for corporations engaged in the business of gaming due to the regulatory burden imposed on the directors of such corporations. Specifically, the regulatory provisions in a number of jurisdictions require the members of the Board to submit to a detailed inquiry into their personal affairs in connection with an investigation to determine their suitability to serve in that capacity. These regulatory provisions also impose on the members of the Company's Board their compliance with ongoing reporting requirements. Accordingly, while the Board endorses the policy of maintaining a majority of independent directors, to the extent consistent with the sound administration of the selection process, it urges stockholders to vote against the foregoing proposal which focuses on a director's independence (as narrowly defined in the proposed resolution) rather than an evaluation of candidates which takes into consideration all relevant facts, including the individuals' independence.

 The Board of Directors recommends a vote AGAINST Stockholder Proposal Number
                                      2.

                               ----------------

Stockholder Proposal Number 3--To Eliminate Classified Board of Directors

  The following stockholder proposal has been submitted to the Company for action at the meeting by Charles Miller, 23 Park Circle, Great Neck, New York 11024, the owner of 300 shares of the Company's Common Stock. The text of the proposal is as follows:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previous elected."

Stockholder's Supporting Statement

  The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.
                I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

Board of Directors' Statement in Opposition to Stockholder Proposal Number 3

  The Board of Directors disagrees with the suggestion in the supporting statement to this proposal that the election of each director every year would increase management's accountability to stockholders. Each of the Company's directors is subject to the same standard of performance and responsibility to serve the stockholders' interests throughout his or her term of office, whether such term is three years or one year. Accordingly, the accountability of the Company's directors is not diminished merely because they are not elected annually. More significantly, the Board believes that the election of directors by classes -- a common practice that has been adopted by many publicly owned companies including more than 300 of the 500 companies comprising the Standard & Poor's 500 Stock Price Index--offers significant advantages which the proposal and the supporting statement fail to address.

  The Board of Directors believes that the current division of the Company's Board into three classes, with one class being elected each year for a three-year term, provides the benefits of both continuity and stability in the membership of the Board and its policies.

  Classification of the Board promotes greater continuity of experience since it increases the likelihood that at all times at least a majority of the Board's members will have experience and familiarity with the business affairs and operations of the Company. This continuity of experience, in the opinion of the Board, permits more effective long-term strategic planning which can contribute to the creation of long-term value for the stockholders.

  The ability to offer a new candidate for election to the Board the prospect of serving for a three-year term, coupled with the opportunity to benefit from the experience of the continuing directors, in the opinion of the Board, enhances the Company's ability to attract prominent and well-qualified individuals who are able to commit the time and resources to understand the Company and its operations. The Company believes the ability to offer a new director the prospect of serving for a three-year term is of particular benefit to corporations such as the Company that are engaged in the business of gaming due to the regulatory burden imposed on the directors of such corporations. Specifically, the regulatory provisions in a number of jurisdictions require directors to submit to a detailed inquiry into their personal affairs in connection with an investigation to determine their suitability to serve in that capacity. In addition, these regulatory provisions require the Company's directors to comply with ongoing reporting requirements.

  A classified board also encourages unsolicited bidders for control of the Company to initiate arm's-length discussions with the Board, which is in a position to best represent the interests of all of the stockholders, and under such circumstances affords the Board the opportunity to perform its fiduciary duty to the stockholders in a more orderly manner. At the same time, annual elections, pursuant to which approximately one-third of the Board is elected each year, offer stockholders an effective means to communicate their views on the performance of the Board while maintaining the basic integrity of corporate policy year to year for the benefit of all who rely on it.

 The Board of Directors recommends a vote AGAINST Stockholder Proposal Number
                                      3.

     PROPOSALS OF STOCKHOLDERS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders (addressed to the Company, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel) must be received by the Company not later than January 3, 2000 to be considered for inclusion in management's proxy statement and form of proxy for that meeting. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will not be included in management's proxy soliciting material for the 2000 Annual Meeting of Stockholders.

  A stockholder of the Company may wish to have a proposal presented at the 2000 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel) is not received by the Company by March 20, 2000, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company's 2000 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

  As of the date hereof, management does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxies to vote the shares represented thereby in accordance with their best judgment on such matters.

  The expenses of soliciting proxies in the form included with this proxy statement and the cost of preparing, assembling and mailing material in connection with such solicitation of proxies will be borne by the Company. In addition to the use of the mail, the Company's directors, executive officers and employees may solicit proxies personally or by telephone or telegraph. Also, the Company has retained Altman Group, Inc. to solicit proxies at an estimated cost of $5,000 plus out-of-pocket expenses. The Company may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of shares.

  A form of proxy is enclosed for your use. Please date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

                                       By Order of the Board of Directors,

                                       /s/ Michael S. Ensign
                                       Michael S. Ensign
                                       Chairman of the Board

Las Vegas, Nevada

April 30, 1999

PROXY

                        CIRCUS CIRCUS ENTERPRISES, INC.
     Proxy Solicited on Behalf of the Board of Directors of the Company

        The undersigned, a stockholder of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, hereby appoints Michael S. Ensign and Yvette
E. Landau, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held in the Islander Ballroom at Mandalay Bay Resort & Casino, 3950 Las Vegas Boulevard South,
Las Vegas, Nevada, on Thursday, June 17, 1999 at 10:00 A.M., PDT, or at any adjournment or adjournments thereof, with respect to all shares of the Company's Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

                                                  (Change of address--Comments)
The election of two Class II Directors
to serve until their respective successors       -------------------------------
are elected and shall qualify.
                                                 -------------------------------
Nominees:
                                                 -------------------------------
Class II William A. Richardson and Donna B. More
                                                 -------------------------------

This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR each nominee for director named above, FOR approval of the proposed amendment to the Restated Articles of Incorporation, FOR ratification of the appointment of Arthur Andersen LLP, and AGAINST approval of the three stockholder proposals listed on the reverse side as Proposals 4, 5 and 6.




                                                            +-------------+
                                                            | SEE REVERSE |
                                                            |    SIDE     |
                                                            +-------------+


--------------------------------------------------------------------------------
            *DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET*


                               ADMISSION TICKET

                             1999 Annual Meeting

                                      of

                        Circus Circus Enterprises, Inc.

                      -----------------------------------
                                    Agenda

1. To elect two Class II directors;

2. To approve an amendment to the Restated Articles of Incorporation for the
   purpose of changing the Company's name to [                   ];

3. To ratify the appointment of Arthur Andersen LLP as independent auditors to examine and report on the financial statements for the fiscal year ending January 31, 2000;

4. To vote on three stockholder proposals opposed by the Board of Directors; and

5. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

                              (See Reverse Side)


    Please mark your
[X] votes as in this
    example.
  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each nominee listed on the reverse side, FOR Proposals 2 and 3 and AGAINST Proposals 4, 5 and
6.
+----------------------------------------------------------------------------------------------------------------------------------+
|          The Board of Directors recommends a vote FOR each nominee listed on the reverse side and FOR Proposals 2 and 3.         |
+----------------------------------------------------------------------------------------------------------------------------------+
|                 FOR  WITHHELD                             FOR   AGAINST   ABSTAIN                           FOR  AGAINST  ABSTAIN|
|1. Election of   [_]    [_]    2. Approval of an           [_]     [_]       [_]    3. Ratification of the   [_]    [_]      [_]  |
|   Directors.                     amendment to Articles I                              appointment of Arthur                      |
|   (see reverse)                  of the Restated Articles                             Andersen LLP as                            |
|                                  of Incorporation to                                  independent auditors to                    |
|   FOR, except vote withheld      change the Company's name                            examine and report on                      |
|   for the following nominee:     to [                   ].                            the Company's financial                    |
|                                                                                       statements for the                         |
|   --------------------------                                                          fiscal year ending                         |
|                                                                                       January 31, 2000.                          |
+----------------------------------------------------------------------------------------------------------------------------------+
                                                          +-----------------------------------------------------------------------+
                                                          | The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.|
                                                          +-----------------------------------------------------------------------+
                                                          |                               FOR  AGAINST  ABSTAIN                   |
                                                          | 4. Stockholder Proposal--     [_]    [_]      [_]                     |
                                                          |    Resolution to Maximize                                             |
                                                          |    Value.                                                             |
                                                          |                                                                       |
                                                          | 5. Stockholder Proposal--To   [_]    [_]      [_]                     |
                                                          |    Reconfigure the Board of                                           |
                                                          |    Directors                                                          |
                                                          |                                                                       |
                                                          | 6. Stockholder Proposal--To   [_]    [_]      [_]                     |
                                                          |    Eliminate Classified Board                                         |
                                                          |    of Directors                                                       |
                                                          +-----------------------------------------------------------------------+
                                                            7. In the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

                                                               Change of Address/Comments on reverse side.                      [_]

                                                          +-------------------------------------------------------------------+
                                                          |I/we plan to attend the Annual Meeting (Admission Ticket attached).| [_]
                                                          +-------------------------------------------------------------------+


                                                       -----------------------------------------------------------------------------
                                                              If more than one of the proxies listed on the reverse side shall be present at the meeting or any adjournment thereof, the majority of said proxies so present and voting shall exercise all of the powers conferred hereby.
SIGNATURE(S)____________________________ DATE__________       The undersigned hereby revokes any proxy heretofore given to vote upon
Please date this proxy and sign your name as it appears     or act with respect to such shares and hereby ratifies and confirms all
hereon. When there is more than one owner, each should      that the proxies listed on the reverse side, or either of them, may
sign. When signing as an attorney, administrator,           lawfully do by virtue hereof.
executor, guardian or trustee, please add your title as
such. If executed by a corporation, give title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                      *DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET*
[LOGO OF
 CIRCUS CIRCUS]                                          ADMISSION TICKET

                                                  CIRCUS CIRCUS ENTERPRISES, INC.

                                                        1999 Annual Meeting
                                                      Thursday, June 17, 1999
                                                          10:00 A.M. PDT
                                                         Islander Ballroom
                                                   Mandalay Bay Resort & Casino
                                                  3950 Las Vegas Boulevard South
                                                         Las Vegas, Nevada

  If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on the attached proxy card. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 A.M., PDT. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of April 19, 1999.

                                                  -------------------------------

  This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.